AMERICA WEST AIRLINES
                 FILES MOTION TO PRESERVE TAX ASSETS OF THE ESTATE

           PHOENIX, AZ (FEB. 10) (NASDAQ:AWAQC; PSE: AWA) -- America West Airlines has filed a motion with the U.S. Bankruptcy Court to prohibit the sale or other transfers or any general unsecured claims, debentures or shares of any class of stock of America West, to attempt to preserve the estate's tax assets. Such transfers in sufficient numbers and amounts could, under current tax law, jeopardize the preservation of the airline's net operating loss and business tax credit carryforwards, the value of which after reorganization could approximate $400 million.

           "Transfers of claims have become a significant concern based on recent trading activity in America West stock and approaches to holders of our general unsecured claims, for purchase of those claims," said W.A. Franke, chairman and chief executive officer of America West. "It is imperative that as part of protecting the Company's value for potential investors upon reorganization we attempt to preserve these sizeable tax benefits in the form of net operating loss and business tax credit carryforwards," he added.

           Franke said that significant changes in stock ownership or major shifts in ownership among the Company's creditors could, under current tax law, materially impair the value of the past net operating losses to offset the tax liability of the newly reorganized company.

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